UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Amendment No. __)*

Under the Securities Exchange Act of 1934

Equinox Gold Corp.

(Name of Issuer)

Common Shares, no par value

(Title of Class of Securities)

29446Y502

(CUSIP Number)

September 16, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 29446Y502	Schedule 13G	Page 2 of 9

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mubadala Investment Company PJSC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 24,761,905
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 24,761,905
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.92% (1)
12		TYPE OF REPORTING PERSON (See Instructions) CO

(1)	The information set forth herein regarding percentages of beneficial ownership is based upon information obtained from the Issuer regarding the number of shares of Common Stock, no par value, disclosed as outstanding by the Issuer in its Management’s Discussion and Analysis for the three and nine months ended September 30, 2019, filed with the Commission on November 1, 2019.

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CUSIP No. 29446Y502	Schedule 13G	Page 3 of 9

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mamoura Diversified Global Holding PJSC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 24,761,905
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 24,761,905
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.92% (1)
12		TYPE OF REPORTING PERSON (See Instructions) CO

(1)	The information set forth herein regarding percentages of beneficial ownership is based upon information obtained from the Issuer regarding the number of shares of Common Stock, no par value, disclosed as outstanding by the Issuer in its Management’s Discussion and Analysis for the three and nine months ended September 30, 2019, filed with the Commission on November 1, 2019.

3

CUSIP No. 29446Y502	Schedule 13G	Page 4 of 9

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MDC Industry Holding Company LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 24,761,905
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 24,761,905
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.92% (1)
12		TYPE OF REPORTING PERSON (See Instructions) OO

(1)	The information set forth herein regarding percentages of beneficial ownership is based upon information obtained from the Issuer regarding the number of shares of Common Stock, no par value, disclosed as outstanding by the Issuer in its Management’s Discussion and Analysis for the three and nine months ended September 30, 2019, filed with the Commission on November 1, 2019.

4

CUSIP No. 29446Y502	Page 5 of 9

Item 1.

(a)	Name of Issuer:

Equinox Gold Corp.

(b)	Address of Issuer’s Principal Executive Offices:

700 West Pender Street, Suite 1501, Vancouver, British Columbia, V6C 1G8

Item 2.

(a)	Name of Person Filing:

(i)	Mubadala Investment Company PJSC

(ii)	Mamoura Diversified Global Holding PJSC

(iii)	MDC Industry Holding Company LLC

(b)	Address of Principal Business Office or, if none, Residence:

(i)	P.O. Box 45005, Abu Dhabi, United Arab Emirates

(ii)	P.O. Box 45005, Abu Dhabi, United Arab Emirates

(iii)	P.O. Box 45005, Abu Dhabi, United Arab Emirates

(c)	Citizenship:

(i)	The Emirate of Abu Dhabi, United Arab Emirates

(ii)	The Emirate of Abu Dhabi, United Arab Emirates

(iii)	The Emirate of Abu Dhabi, United Arab Emirates

(d)	Title of Class of Securities:

Common Shares, no par value

(e)	CUSIP Number:

29446Y502

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CUSIP No. 29446Y502	Page 6 of 9

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.  Ownership.

(a)	Amount Beneficially Owned: The responses of the Reporting Persons to Rows (5) through (11) of the cover pages of this Statement are incorporated herein by reference.

(b)	Percent of Class: The responses of the Reporting Persons to Row (11) of the cover pages of this Statement are incorporated herein by reference.

(c)	Number of shares as to which the person has: The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this Statement are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Member of the Group.

Not applicable.

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CUSIP No. 29446Y502	Page 7 of 9

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 29446Y502	Page 8 of 9

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

MUBADALA INVESTMENT COMPANY PJSC

November 25, 2019
Date

/s/ Andre C. Namphy
Signature

Andre C. Namphy/Authorized Signatory
Name/Title

Mamoura Diversified Global Holding PJSC

November 25, 2019
Date

/s/ Andre C. Namphy
Signature

Andre C. Namphy/Authorized Signatory
Name/Title

MDC Industry Holding Company LLC

November 25, 2019
Date

/s/ Andre C. Namphy
Signature

Andre C. Namphy/Authorized Signatory
Name/Title

8

CUSIP No. 29446Y502	Schedule 13G	Page 9 of 9

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that the statement on Schedule 13G filed herewith shall be filed on behalf of each of the undersigned.

MUBADALA INVESTMENT COMPANY PJSC

November 25, 2019
Date

/s/ Andre C. Namphy
Signature

Andre C. Namphy/Authorized Signatory
Name/Title

Mamoura Diversified Global Holding PJSC

November 25, 2019
Date

/s/ Andre C. Namphy
Signature

Andre C. Namphy/Authorized Signatory
Name/Title

MDC Industry Holding Company LLC

November 25, 2019
Date

/s/ Andre C. Namphy
Signature

Andre C. Namphy/Authorized Signatory
Name/Title

9